Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Real Goods Solar, Inc.

Denver, Colorado

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-211915), Registration Statement on Form S-1 (filed on April 15, 2019), Form S-3 (Nos. 333-198238 and 333-218581) and Form S-8 (Nos. 333-153642, 333-186722, 333-193663, 333-208106 and 333-225971) of Real Goods Solar, Inc. of our report dated April 15, 2019, relating to the consolidated financial statements which appear in this Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Dallas, Texas

April 15, 2019